CONSENT OF MOHLER, NIXON & WILLIAMS
                 ACCOUNTANCY CORPORATION, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Virage Logic Corporation of our report dated February 18, 2000 relating to the consolidated financial statements and schedule of Virage Logic Corporation as of September 30, 1998 and for the two years in the period ended September 30, 1998 included in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-36108) and related prospectus of Virage Logic Corporation, filed with the Securities and Exchange Commission.

                                   /s/ Mohler, Nixon & Williams
                                   MOHLER, NIXON & WILLIAMS
                                   Accountancy Corporation
Campbell, California
September 19, 2000